Exhibit 99.1

The undersigned, Richard Malinowski, Secretary of Arca U.S. Treasury Fund (the “Fund”), hereby certifies that the following are true and correct resolutions duly adopted at a meeting of the Board of Trustees of the Fund held on December 11, 2019:

Approve of Fidelity Bond

RESOLVED, that it is the finding of the Board that the Fidelity Bond covering, among others, officers and employees of the Fund in accordance with the requirements of Rule 17g-l under the 1940 Act, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Fund to which any person covered under the Fidelity Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Fund’s assets and the nature of the securities in the Fund’s portfolio; and be it

FURTHER RESOLVED, that the Fidelity Bond be, and hereby is, approved by a vote of the Board (all Trustees voting) and separately by all of the Independent Trustees; and be it

FURTHER RESOLVED, that the secretary of the Fund shall file, or arrange for the filing of, the Fidelity Bond with the SEC and give, or arrange for the giving of, the notices required under paragraph (g) of Rule 17g-1 under the 1940 Act; and be it

FURTHER RESOLVED, that the Trustees and the appropriate officers of the Fund, or any of them, are authorized to make any and all payments and to do any and all other acts, in the name of the Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.

/s/ Richard Malinowski
Richard Malinowski
Secretary of the Fund